For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL CORPORATION ANNOUNCES THIRD QUARTER 2011 RESULTS

•	Higher sales and net income
•	Strong volume with market share gain
•	Gross margin improvement from Q2 2011
•	Two strategic acquisitions since July

October 25, 2011

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $182.3 million for the third quarter of 2011, compared to net sales of $137.7 million for the third quarter of 2010.  Net income was $13.4 million in the third quarter of 2011, or earnings per diluted share of $1.03, compared to net income of $6.3 million, or earnings per diluted share of $0.55 for the third quarter of 2010.  For the first nine months of 2011, the Company reported net sales of $510.0 million and net income of $33.8 million, compared to net sales of $402.0 million and net income of $24.9 million in the first nine months of 2010.  The third quarter 2011 results include a $0.22 per diluted share non-cash gain related to the Company’s purchase of the remaining interest in its Mexican affiliate, while the third quarter 2010 results included a $0.21 per diluted share charge related to a non-income tax contingency and an $0.08 per diluted share charge related to the retirement of the Company’s former CEO.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our third quarter results, especially in light of the challenging global environment.  Our product volumes were an all-time record even excluding our 2011 acquisitions.  While demand in some countries has softened, our overall volumes have grown as we have increased our market share.  In addition, we are making progress in restoring our margins.  While our raw material costs remain at or near record levels, we implemented additional price increases in the third quarter and are finally seeing sequential improvement in our gross margin.  Looking ahead to the fourth quarter, we expect good volumes, with some seasonality impact around the holidays.  There is also a greater amount of uncertainty in the world economies, especially in Europe, but so far this has not significantly impacted us.”

Mr. Barry continued, “In addition to the expansion of our base business through market share gain, I am also pleased with our growth via acquisitions.  Over the past 16 months, we have made four strategic acquisitions.  Three of the acquisitions were U.S. companies, providing us with adjacent product line opportunities (aluminum hot rolling products, specialty greases and die casting lubricants) that we can grow through leveraging our global platform.  The other acquisition provides us with 100% ownership in our former joint venture business in the fast-growing market of Mexico.  While each acquisition is relatively small, we are excited about the shareholder value that can be created with each of them.  In addition, our balance sheet remains very strong which gives us the financial flexibility to take advantage of other growth opportunities as they arise.”

Third Quarter 2011 Summary

Net sales for the third quarter of 2011 were $182.3 million, an increase of 32% from the third quarter of 2010.  Product volumes were higher by approximately 16%, including acquisitions.  Selling prices and mix increased revenues by approximately 11%, as the Company implemented price increases across the globe to help offset higher raw material costs.  Foreign exchange rates also increased revenues by approximately 5%.

Gross profit increased by $10.5 million, or 21%, from the third quarter of 2010, but gross margin decreased from 35.6% to 32.6%.  Overall raw material costs were significantly higher than the previous year, and the Company has implemented selling price increases to help restore margins.  On a sequential quarterly basis, the Company’s gross margin increased from the second quarter of 2011.

Selling, general and administrative expenses (“SG&A”) increased approximately $7.3 million compared to the third quarter of 2010.  Higher selling costs on increased business activity, acquisition-related activity and foreign exchange rate translation accounted for the majority of the increase.  In addition, higher inflationary and other costs were partially offset by lower incentive compensation.  SG&A as a percentage of sales decreased to 23.0% in the third quarter of 2011 from 25.2% in the third quarter of 2010, and was consistent with the second quarter of 2011.

Net interest expense decreased due to lower interest rates and lower average borrowings.  Other income includes a $2.7 million, or $0.22 per diluted share, non-cash gain representing the revaluation of the Company’s previously held ownership interest in its Mexican equity affiliate to its fair value related to the July 2011 purchase of the remaining interest in this entity.  Equity in net income of associated companies decreased compared to the third quarter of 2010, as a result of the Company’s acquisition of the remaining ownership interest in its Mexican equity affiliate.

Year-to-Date Summary

Net sales for the first nine months of 2011 were $510.0 million, an increase of 27% from $402.0 million in the first nine months of 2010.  Product volumes were higher by approximately 12%, including the effects of acquisitions.  Selling prices and mix increased revenues by approximately 10%, as the Company implemented price increases across the globe to help offset higher raw material costs.  Foreign exchange rates also increased revenues by approximately 5%.

Gross profit increased by approximately $21.1 million, or 15%, from the first nine months of 2010, but gross margin decreased from 36.0% in the first nine months of 2010 to 32.5% in the first nine months of 2011, as raw material costs continued to escalate.

SG&A increased approximately $16.0 million compared to the first nine months of 2010.  Higher selling costs on increased business activity, acquisition-related activity and foreign exchange rate translation accounted for approximately 62% of the increase.  Higher inflationary and other costs, partially offset by lower incentive compensation, accounted for the remainder of the increase.  SG&A as a percentage of sales decreased to 23.4% in the first nine months of 2011 from 25.7% in the first nine months of 2010.

Net interest expense decreased due to lower average interest rates and lower average borrowings.  Other income reflects the revaluation to fair value of the Company’s previously held ownership interest in its Mexican equity affiliate, as discussed above.

The Company’s year-to-date 2011 effective tax rate of 27.1% was higher than the year-to-date 2010 effective tax rate of 25.8%.  The year-to-date effective tax rates for 2011 and 2010 reflect a decrease in reserves for uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years of approximately $0.14 and $0.15 per diluted share, respectively.  The most significant other item affecting the comparison in the year-to-date effective tax rates is a change in the mix of income from lower tax rate jurisdictions to higher tax rate jurisdictions.

Balance Sheet and Cash Flow Items

The Company completed an equity offering of approximately 1.3 million shares in the second quarter of 2011, resulting in approximately $48.1 million of net cash proceeds, which were used to repay a portion of its revolving credit line.  The third quarter 2011 and year-to-date 2011 earnings per diluted share of $1.03 and $2.73 reflect an approximate $0.09 and $0.13 dilutive effect, respectively, as a result of this equity offering.  Operating cash flow of $4.4 million was generated in the third quarter of 2011, led by the Company’s third quarter net income, which was partially offset by higher working capital investment and other items.  In July 2011, the Company purchased the remaining ownership interest in its Mexican equity affiliate.  Cash consideration of $10.5 million was paid for the 60% interest not previously owned by Quaker, with an additional $2.0 million payable in July 2012, subject to certain conditions.

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Recent Developments

In October 2011, the Company acquired G.W. Smith & Sons, Inc., a leading North American manufacturer and distributor of die cast lubricants, metalworking lubricants, and machining fluids.  The acquired business has annual net sales of approximately $14 million.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss third quarter results is scheduled for October 26, 2011 at 8:30 a.m., (ET).  A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Web site at http://www.quakerchem.com.  You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$182,313	$137,669	$509,970	$401,980

Cost of goods sold	122,827	88,641	343,984	257,081

Gross profit	59,486	49,028	165,986	144,899
%	32.6%	35.6%	32.5%	36.0%

Selling, general and administrative expenses	41,982	34,699	119,441	103,486
Non-income tax contingency charge	-	3,581	-	3,581
CEO transition costs	-	1,317	-	1,317

Operating income	17,504	9,431	46,545	36,515
%	9.6%	6.9%	9.1%	9.1%

Other income, (expense) net	2,740	(320)	4,070	1,566
Interest expense, net	(904)	(1,032)	(2,779)	(3,202)
Income before taxes and equity in net income of associated companies	19,340	8,079	47,836	34,879

Taxes on income before equity in net income of associated companies	5,640	1,661	12,961	8,985
	13,700	6,418	34,875	25,894

Equity in net income of associated companies	105	439	715	734

Net income	13,805	6,857	35,590	26,628

Less: Net income attributable to noncontrolling interest	447	517	1,791	1,716

Net income attributable to Quaker Chemical Corporation	$13,358	$6,340	$33,799	$24,912
%	7.3%	4.6%	6.6%	6.2%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.04	$0.56	$2.77	$2.22
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.03	$0.55	$2.73	$2.19

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$20,579	$25,766
Accounts receivable, net	147,414	116,266
Inventories, net	78,868	60,841
Prepaid expenses and other current assets	15,744	12,609
Total current assets	262,605	215,482

Property, plant and equipment, net	80,191	76,535
Goodwill	57,764	52,758
Other intangible assets, net	26,315	24,030
Investments in associated companies	7,937	9,218
Deferred income taxes	22,862	28,846
Other assets	42,159	42,561
Total assets	$499,833	$449,430

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$754	$890
Accounts and other payables	73,616	63,893
Accrued compensation	13,997	17,140
Other current liabilities	23,314	19,268
Total current liabilities	111,681	101,191
Long-term debt	43,397	73,855
Deferred income taxes	7,492	6,108
Other non-current liabilities	78,033	81,177
Total liabilities	240,603	262,331

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 12,875,113 shares	12,875	11,492
Capital in excess of par value	88,492	38,275
Retained earnings	169,265	144,347
Accumulated other comprehensive loss	(19,097)	(13,736)
Total Quaker shareholders' equity	251,535	180,378
Noncontrolling interest	7,695	6,721
Total shareholders' equity	259,230	187,099
Total liabilities and equity	$499,833	$449,430

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30,
(Dollars in thousands)

	(Unaudited)
	2011	2010
Cash flows from operating activities
Net income	$35,590	$26,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,527	7,448
Amortization	1,596	736
Equity in undistributed earnings of associated companies, net of dividends	(136)	(523)
Deferred compensation and other, net	6,987	1,559
Stock-based compensation	2,675	2,371
Non-cash gain from purchase of equity affiliate	(2,718)	-
Gain on disposal of property, plant and equipment	(61)	(24)
Insurance settlement realized	(1,242)	(1,225)
Pension and other postretirement benefits	(4,099)	(3,184)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(29,390)	(7,982)
Inventories	(16,334)	(8,645)
Prepaid expenses and other current assets	(3,061)	(2,656)
Accounts payable and accrued liabilities	6,196	5,007
Net cash provided by operating activities	4,530	19,510

Cash flows from investing activities
Investments in property, plant and equipment	(8,914)	(6,259)
Payments related to acquisitions	(10,981)	(6,862)
Proceeds from disposition of assets	221	147
Insurance settlement received and interest earned	61	5,099
Change in restricted cash, net	1,181	(1,516)
Net cash used in investing activities	(18,432)	(9,391)

Cash flows from financing activities
Net decrease in short-term borrowings	(185)	(1,394)
Proceeds from long-term debt	-	29
Repayments of long-term debt	(30,613)	(5,367)
Dividends paid	(8,492)	(7,768)
Stock options exercised, other	629	3,829
Excess tax benefit related to stock option exercises	153	2,294
Proceeds from sale of common stock, net of related expenses	48,143	-
Net cash provided by (used in) financing activities	9,635	(8,377)

Effect of exchange rate changes on cash	(920)	356
Net (decrease) increase in cash and cash equivalents	(5,187)	2,098
Cash and cash equivalents at the beginning of the period	25,766	25,051
Cash and cash equivalents at the end of the period	$20,579	$27,149